Exhibit 99.1

Journal Register Company Announces Fourth Quarter and Full Year 2006 Results

    Non-Cash Items Reduce GAAP Earnings


    YARDLEY, Pa.--(BUSINESS WIRE)--Feb. 6, 2007--Journal Register Company (NYSE: JRC) today reported adjusted net income of $10.1 million, or $0.26 per diluted share, for the fourteen week quarter ended December 31, 2006, as compared to net income of $12.5 million, or $0.31 per diluted share, for the thirteen week quarter ended December 25, 2005. For the fifty-three week year ended December 31, 2006, the Company reported adjusted net income of $34.8 million or $0.88 per diluted share as compared to $46.9 million or $1.12 per diluted share for the fifty-two week year ended December 25, 2005.

    The Company's 2006 fourth quarter adjusted net income excludes a one-time non-cash charge for an intangible asset adjustment of $35.1 million after tax, related to the Company's Michigan cluster and its investment in PowerOne Media LLC. The Company's reported results, including these items, were a loss of $25.1 million or a loss of $0.64 per diluted share for the quarter ended December 31, 2006. The Company's full year 2006 adjusted net income also excludes, in addition to the items in the fourth quarter, an item related to a one-time charge for a non-compete/separation arrangement of $2.5 million after tax that was taken in the second quarter and a one time charge of $3.4 million after tax related to the re-pricing of the Company's refinanced credit facility recorded in the first quarter. The Company's reported results for the year including such items, was a loss of $6.2 million or a loss of $0.16 per diluted share. There were no similar charges recorded in the fourth quarter or full year 2005 results.

    Chairman and CEO Robert M. Jelenic stated, "As expected, print advertising remained difficult during the quarter particularly in our Michigan cluster. However, the quarter did reflect a relatively strong Period 12 in automotive advertising which helped our overall performance for the period. As for the coming year, we remain focused on continuing to strengthen our dominant local franchises both in print and online. We are confident that the new media platform which has been in development over the past six months will greatly enhance all of our local Web sites when we complete our company-wide rollout by the end of 2007. We are expecting the co-branded Yahoo! HotJobs internet employment Web sites to be rolled out to all of our clusters by the beginning of the second quarter. We are also in the process of expanding JobsInTheUS to new states and expect that its dynamic growth will continue in 2007. In terms of our Michigan cluster, the non-cash goodwill adjustment that we took in the fourth quarter was the result of continued softness in the overall Michigan economy. However, we are expecting to post improvements in 2007 and are committed to the longer term strategy which includes the opening of our new production facility, strong cost controls and belief in the future of the Michigan economy. This charge in no way diminishes our belief in this important asset and our commitment to improving its performance and value in the future."

    The Company reviewed the values of its intangible assets, as required under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and determined that a non-cash charge of $33.7 million after tax, $0.86 per share, was appropriate at this time. The charge is specifically related to our Michigan cluster and the difficult automotive centric economic conditions in that state.

    In December 2006 and January 2007, the Company announced the sales of its newspaper assets in Massachusetts and Rhode Island, respectively. The properties involved are presented as discontinued operations and their results are excluded from revenues, operating expenses and operating income but are included in 2005 and 2006 net income/(loss) and earnings/(loss) per share. The sale of the Rhode Island newspapers was completed on February 5, 2007. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the Company's sale of its Massachusetts newspapers expired at 11:59 pm Eastern Time on February 5, 2007. The Company expects to complete this sale shortly and is subject to customary closing conditions.

    Overall Revenue

    For comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties owned in the current period were owned in both the current and prior year periods and excludes discontinued operations. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods. The 2006 fourth quarter and full year includes an additional week (14 weeks and 53 weeks) as compared to the same periods in 2005.

    Total revenues for the Company's continuing and discontinued operations for the quarter ended December 31, 2006 were $142.2 million, as compared to total revenues of $140.9 million for the fourth quarter of 2005, a 0.9 percent increase. Total revenues for the full year 2006 were $545.1 million, as compared to total revenues of $556.6 million for the full year 2005, a decrease of 2.0 percent.

    Total Advertising Revenue

    Total advertising revenues, for the Company's continuing and discontinued operations, increased 0.1 percent to $110.4 million in the fourth quarter of 2006, as compared to $110.3 million for the fourth quarter of 2005. Total advertising revenues for the full year 2006 were $424.6 million, as compared to $435.1 for the full year 2005, a decrease of 2.4 percent.

    Total advertising revenues, as reported, for the fourth quarter of 2006 increased 0.2 percent to $102.2 million, as compared to $102.0 million for the fourth quarter of 2005. Total advertising revenues, as reported, for the full year 2006 were $393.2 million, as compared to $403.6 for the full year 2005, a decrease of 2.6 percent.

    On a pro forma basis, total advertising revenues decreased 1.0 percent and decreased 3.6 percent for the fourth quarter and full year 2006, respectively, as compared to the prior year periods.

    Online Revenue

    The Company continued to post strong gains in online revenues in 2006. Online revenues were $3.8 million for the quarter and $15.3 million for the full year 2006, reflecting an increase of 25.9 percent and 30.7 percent, on a pro forma basis, as compared to the respective 2005 periods. The Company's Web sites generated 97 million page views during the fourth quarter and 371 million for the full year, an increase of approximately 62 percent and 71 percent, respectively, as compared to the prior year period. In December, the Company also reported 3.8 million unique visitors to its Web sites, including over
1.5 million visitors to the Company's JobsInTheUS Web sites.

    Retail Revenue

    On a pro forma basis, retail advertising revenues for the fourth quarter of 2006 increased 0.3 percent and decreased 2.7 percent for the full year 2006, as compared to the prior year period.

    Classified Revenue

    Classified advertising revenues on a pro forma basis decreased 0.6 percent in the fourth quarter of 2006, as compared to the prior year quarter. Pro forma classified real estate advertising revenues decreased 6.8 percent in the quarter as compared to the fourth quarter of last year. Pro forma classified employment advertising revenues were down 0.7 percent for the quarter. Classified automotive advertising revenues declined 1.9 percent for the quarter as compared to the prior year quarter. Classified other advertising revenues increased 7.9 percent in the fourth quarter of 2006, as compared to the prior year quarter.

    Classified advertising revenues on a pro forma basis decreased 3.8 percent for the full year 2006, as compared to the prior year. Pro forma classified real estate advertising revenues were flat for the full year 2006, as compared to the prior year. Pro forma classified employment advertising revenues for the full year 2006 were down 5.0 percent, as compared to the prior year. Classified automotive advertising revenues declined 13.7 percent for the full year as compared to the prior year. Classified other advertising revenues increased 3.5 percent for the full year as compared to the prior year.

    National Advertising Revenue

    National advertising revenues, which represent less than five percent of the Company's advertising revenues, were down 18.8 percent and 10.6 percent, on a pro forma basis, respectively, for the quarter and full year ended December 31, 2006, as compared to the prior year period.

    Circulation Revenue

    Circulation revenues, for the Company's continuing and discontinued operations, were $26.6 million for the fourth quarter of 2006, as compared to $25.7 million in the fourth quarter of 2005, an increase of 3.5 percent. For the full year, for the Company's continuing and discontinued operations, circulation revenues were $101.8 million for 2006, compared to $102.9 million in 2005, a decrease of 1.1 percent.

    Expenses

    The Company's same-store non-newsprint cash operating expenses increased 1.5 percent due to the extra week during the fourth quarter, as compared to the prior year period. For the full year 2006, same-store non-newsprint cash operating expenses decreased 1.0 percent, excluding the special charge for the second quarter of 2006 described above. Excluding both the additional week in 2006 and the special charge for the second quarter of 2006 described above, same-store non-cash operating expenses were down 5.2 percent in the fourth quarter and 2.5 percent for the full year as exceptional cost reduction initiatives continued. Newsprint expense increased approximately twelve percent for the quarter, reflecting an increase in unit cost of approximately nine percent, and an increase in consumption of approximately three percent. For the fourth quarter, excluding the extra week, newsprint expenses increased approximately five percent, reflecting an increase in unit cost of approximately nine percent and a decrease in consumption of approximately three percent.

    Net Debt and Capital Expenditures

    The Company had $726.3 million of net debt outstanding as of December 31, 2006, reflecting a decline from $733.2 million outstanding as of the third quarter 2006 and a decrease of $19.5 million from December 25, 2005. The estimated $58 million of net cash proceeds related to the sales of our Massachusetts and Rhode Island newspapers will be used to further reduce our net debt in the first quarter of 2007. The Company's capital expenditures in the fourth quarter were $12.0 million, including $5.1 million for costs in connection with the build-out of the Clinton Township, Michigan press and mailroom facility which is on schedule to be completed in the third quarter of 2007. The Company's full year 2006 capital expenditures were $32.1 million.

    Earnings Call Information

    The Company's fourth quarter 2006 earnings conference call is scheduled for 10:00 a.m. Eastern Time today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's Web site, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.journalregister.com for seven days following the call.

    About Journal Register Company

    Journal Register Company is a leading U.S. media company. Journal Register Company owns 24 daily newspapers and 353 non-daily publications. Journal Register Company currently operates 229 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

    Safe-Harbor

    This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe", "expect", "may", "will", "should", "project", "plan", "seek", "intend", or "anticipate" or the negative thereof or comparable terminology, and include discussions of the proposed sale of assets, strategy, financial projections and estimates and their underlying assumptions, the extent or timing of cost savings, charges and statements about the future performance, operations, growth rates, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the ability of the parties to complete the planned sale of the Company's Massachusetts newspapers, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, failure or interruptions in the software or systems that support our product and services, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Measures

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free Cash Flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special items that are described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The Company believes that the emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

    Financial Summary follows.


                       JOURNAL REGISTER COMPANY
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                        Fourteen    Thirteen   Fifty-three Fifty-two
                          Weeks       Weeks       Weeks       Weeks
                          Ended       Ended       Ended       Ended
                       ----------- ----------- ----------- -----------
                       12/31/2006  12/25/2005  12/31/2006  12/25/2005
                       ----------- ----------- ----------- -----------
Revenues:
   Advertising           $102,209    $102,039    $393,214    $403,566
   Circulation             24,536      23,625      93,581      94,405
                       ----------- ----------- ----------- -----------
Newspaper revenues        126,745     125,664     486,795     497,971
Commercial printing
 and other                  5,158       4,878      19,270      18,617
                       ----------- ----------- ----------- -----------
Total revenues            131,903     130,542     506,065     516,588
                       ----------- ----------- ----------- -----------

Operating Expenses:
   Salaries and
    employee benefits      51,995      49,446     205,778     202,256
   Newsprint, ink and
    printing charges       13,555      12,327      49,423      46,221
   Selling, general
    and administrative     17,453      18,625      73,165      75,396
   Depreciation and
    amortization            4,806       4,544      18,091      17,778
   Other                   18,282      16,322      69,077      66,331
                       ----------- ----------- ----------- -----------
Total operating
 expenses                 106,091     101,264     415,534     407,982
                       ----------- ----------- ----------- -----------
Operating income           25,812      29,278      90,531     108,606
Net interest expense
 and other                (12,338)    (10,941)    (44,367)    (38,994)
Write-down of assets      (36,072)         --     (36,072)         --
Loss on write-off of
 debt issuance costs           --          --      (5,662)         --
                       ----------- ----------- ----------- -----------
Income/(loss) before
 provision for income
 taxes                    (22,598)     18,337       4,430      69,612
Provision for income
 taxes                      3,606       7,197      14,124      27,220
                       ----------- ----------- ----------- -----------
Income/(loss) from
 continuing operations   $(26,204)    $11,140     $(9,694)    $42,392
                       ----------- ----------- ----------- -----------
Discontinued
 Operations:
Income from
 discontinued
 operations, net of
 income tax effect          1,153       1,333       3,456       4,476
Net income/(loss)        $(25,051)    $12,473     $(6,238)    $46,868
                       ----------- ----------- ----------- -----------
Net income/(loss) per
 common share from
 continuing
 operations:
  Basic                    $(0.67)      $0.27      $(0.25)      $1.02
  Diluted                  $(0.67)      $0.27      $(0.25)      $1.02
Net income per common
 share from
 discontinued
 operations:
  Basic                     $0.03       $0.03       $0.09       $0.11
  Diluted                   $0.03       $0.03       $0.09       $0.11
Net income/(loss) per
 common share:
  Basic                    $(0.64)      $0.31      $(0.16)      $1.13
  Diluted                  $(0.64)      $0.31      $(0.16)      $1.12
Weighted-average
 shares outstanding:
  Basic                    39,120      40,661      39,479      41,429
  Diluted                  39,120      40,856      39,479      41,747


                       JOURNAL REGISTER COMPANY
 Other Financial Data for the Company's continuing and discontinued
                          operations (1) (2)
               (In thousands, except per share amounts)

----------------------------------------------------------------------
                        Fourteen    Thirteen   Fifty-three Fifty-two
                          Weeks       Weeks       Weeks       Weeks
                          Ended       Ended       Ended       Ended
                       ----------- ----------- ----------- -----------
                       12/31/2006  12/25/2005  12/31/2006  12/25/2005
                       ----------- ----------- ----------- -----------
Other Data:
 Net income/(loss)       $(25,051)    $12,473     $(6,238)    $46,868
    Add: Provision for
     income taxes           4,415       8,102      16,461      30,124
    Add: Write-down of
     assets                36,072          --      36,072          --
    Add: Loss on
     write-off of debt
     issuance costs            --          --       5,662          --
    Add: Net interest
     expense and other     12,380      11,081      45,552      40,013
                       ----------- ----------- ----------- -----------
 Operating income          27,816      31,656      97,509     117,005
    Add: Depreciation
     and amortization       5,143       4,903      19,334      19,196
    Add: Special Items         --          --       4,078          --
                       ----------- ----------- ----------- -----------
  EBITDA                   32,959      36,559     120,921     136,201
    Less: Capital
     expenditures         (12,023)     (6,613)    (32,050)    (16,333)
    Less: Cash
     Interest expense
     and other            (12,036)    (10,717)    (44,186)    (38,575)
    Less: Cash income
     taxes (2)               (201)     (3,471)     (2,438)    (11,934)
                       ----------- ----------- ----------- -----------
 Free Cash Flow             8,699      15,758      42,247      69,359
 Free Cash Flow per
  diluted share             $0.22       $0.39       $1.07       $1.66

Net income/(loss), as
 reported                 (25,051)     12,473      (6,238)     46,868
    Less: Special
     items                 35,127          --      41,044          --
                       ----------- ----------- ----------- -----------
Net income, as
 adjusted (1)             $10,076     $12,473     $34,806     $46,868
Net income per common
 share, as adjusted:
  Basic                     $0.26       $0.31       $0.88       $1.13
  Diluted                   $0.26       $0.31       $0.88       $1.12

----------------------------------------------------------------------

Notes:
  (1) Adjusted net income excludes the net effect of a special charge of approximately $5.7 million ($3.4 million net of tax effect) in the first quarter of 2006 related to the re-pricing of the Company's refinanced credit facility, a $4.1 million charge ($2.5 million net of tax effect) in the second quarter related to a consulting and severance agreement, and a $35.1 million net of tax charge related to impairment of intangibles and the Company's investment in PowerOne Media, LLC.

  (2) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry-forwards.
----------------------------------------------------------------------

Note: The revenues of the Company's acquisitions are included from the date of acquisition in each period presented above. Discontinued operations represent revenues from our Rhode Island and Massachusetts newspaper assets.


    CONTACT: Journal Register Company
             Ricardo A. Venegas, 215-504-4200
             Treasurer
             Fax: 215-504-4201